Exhibit B-4(d)








                      RIVER FUEL TRUST  #1


                       ___________________

                         NOTE AGREEMENT
                       ___________________


                  Dated as of December 19, 1997





                           $40,000,000

                 INTERMEDIATE TERM SECURED NOTES

              6.56% Series C, Due December 15, 2000

                       TABLE OF CONTENTS

Section                                                      Page

1.   DEFINITIONS.                                               1

2.   PURCHASE AND SALE OF THE NOTES.                            1
          2.1.   The Notes                                      1
          2.2.  Other Purchasers                                2
          2.3.  The Closing                                     2
          2.4.  Use of Proceeds                                 2
          2.5.  Purchase for Investment                         3

3.   REPRESENTATIONS AND WARRANTIES.                            3
          3.1.  Organization, Authorization of the Trust        3
          3.2.  Due Execution and Delivery                      3
          3.3.  Financial Statements; Business                  4
          3.4.  Title to Properties                             4
          3.5.  Litigation                                      4
          3.6.  Conformity with Other Agreements                4
          3.7.  No Legal Obstacle to Agreement                  5
          3.8.  Investment Company Status                       5
          3.9.  Absence of Foreign Status                       6
          3.10.  Private Offering                               6
          3.11.  Disclosure                                     6
          3.12.  No Default                                     7
          3.13.  Security                                       7
          3.14.  Permitted Indebtedness                         7

4.   CLOSING CONDITIONS.                                        7
          4.1.  Condition Precedent to Trust's Obligations      7
          4.2.  Conditions Precedent to Purchaser's Obligations 7

5.   PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF
     THE NOTES                                                  9
          5.1.  Payment Address                                 9
          5.2.  Registration, Transfer or Exchange              9
          5.3.  Replacement                                    10

6.   REDEMPTION PROVISIONS                                     11
          6.1.  Mandatory Redemption upon Termination of Lease
          Agreement                                            11
          6.2.  Optional Redemption of Notes                   11
          6.3.  Notice of Redemption                           11
          6.4.  Payment and Interest Cut-Off                   12
          6.5.  Permanent Retirement of Notes                  12
          6.6.  Selection of Notes for Redemption              12
          6.7.  Repurchase of Notes                            12

7. TERMINATION OF LEASE AGREEMENT; AMENDMENT OF BASIC AGREEMENTS AND NUCLEAR FUEL CONTRACT; ADDITIONAL COVENANTS12
          7.1.  Termination of Lease Agreement                 12
          7.2.  Basic Agreements and Nuclear Fuel Contracts    12
          7.3.  Additional Covenants                           13

8.   COVENANTS                                                 13
          8.1.  General Obligations                            13
          8.2.  Books of Trust                                 13
          8.3.  Notices                                        13
          8.4.  Payment of Taxes                               13
          8.5.  Governmental Permits                           13
          8.6.  Inspection                                     14
          8.7.  Financial Statements                           14
          8.8.  Copies of Documents                            14
          8.9.  Activities of Trust                            14
          8.10.  Indebtedness                                  14
          8.11.  Guarantees                                    15
          8.12.  Liens                                         16
          8.13.  Distributions                                 16
          8.14.  Investments; Loans                            16
          8.15.  Salaries                                      16
          8.16.  Merger; Sales                                 16
          8.17.  Payments                                      16
          8.18.  Compliance with Agreements                    16
          8.19.  Acceptance of Additional Nuclear Fuel Contracts17
          8.20.  Investment Company                            17
          8.21.  Public Utility Holding Company                17
          8.22.  Accounts and Deposits                         17
          8.23.  Expenses and Indemnity                        17

9.   EVENTS OF DEFAULT; CONSEQUENCES                           18
          9.1.  Events of Default                              18
          9.2.  Default Remedies                               20
          9.3.  Annulment of Acceleration                      21
          9.4.  Notice of Default                              21

10.  CONCERNING THE TRUSTEE                                    21
          10.1.  Trustee Not Personally Liable                 21
          10.2.  Successor Trustee                             22
          10.3.  Representations; Covenants                    22

11.  INTERPRETATION OF THIS AGREEMENT                          22
          11.1.  Terms Defined                                 22
          11.2.  Accounting Principles                         27
          11.3.  Counterparts; Reproduction of Documents       27
          11.4.  Survival                                      27
          11.5.  Successors and Assigns                        28
          11.6.  Amendment and Waiver                          28
          11.7.  No Recourse                                   29
          11.8.  Choice of Law; Severability; etc              29
          11.9.    Notices.                                    29
          11.10.  Entire Agreement; No Oral Change             30
          11.11.  Authorization of Collateral Agent            30



Exhibit A      Schedule of Purchasers
Exhibit B Form of Note
Exhibit C Form of Certificate of the Lessee
Exhibit D Form of Letter Agreement by the Lessee
Exhibit E-1    Opinion of Carter Ledyard & Milburn
Exhibit E-1A   Opinion of Carter Ledyard & Milburn
Exhibit E-2    Opinion of Friday, Eldredge & Clark
Exhibit E-3    Opinion of Reid & Priest LLP
Exhibit E-4    Opinion of Ropes & Gray

                    RIVER FUEL TRUST #1
                    c/o UNITED STATES TRUST COMPANY
                       OF NEW YORK, as trustee
                    114 WEST 47th STREET, 15th Floor
                    NEW YORK, NEW YORK   10036


                                   As of December 19, 1997

To Each of the Purchasers
   Listed in Exhibit A hereto

     Re:  Intermediate Term Secured Notes,
          Series C, Due December 15, 2000

Dear Sirs:

     River Fuel Trust #1 (the "Trust"), a trust formed pursuant to the Trust Agreement dated as of December 20, 1988, as amended by the Amendatory Agreement, dated as of December 27, 1995 (the "Trust Agreement"), among United States Trust Company of New York, as trustee (the "Trustee"), The Chase Manhattan Bank, as successor trustor (the "Trustor"), and Entergy Arkansas, Inc. (formerly, Arkansas Power & Light Company, the "Lessee"), as beneficiary (the "Beneficiary"), hereby agrees with you as follows:

1.   DEFINITIONS.

     Certain terms are used in this Agreement as specifically defined herein. Those definitions are contained or referred to in Section 11.1 hereof.

2.   PURCHASE AND SALE OF THE NOTES.

     2.1. The Notes. The Trust Agreement authorizes the issuance of IT Notes and the Trust proposes to issue and sell at the Closing the Trust's Intermediate Term Secured Notes, Series C, due December 15, 2000, in the original aggregate principal amount of $40,000,000 pursuant to the provisions of this Agreement and of an identical Agreement with each of the other Purchasers listed in Exhibit A hereto (each of such purchasers being hereinafter referred to individually as a "Purchaser" and all of such purchasers being hereinafter referred to collectively as the "Purchasers"). The term "Notes" shall mean said $40,000,000 of Intermediate Term Secured Notes, Series C, due December 15, 2000, and shall include any of the notes delivered in exchange therefor or upon the transfer or replacement thereof as provided herein;
and the term "Note" shall mean any one of the Notes. Each Note shall be issued substantially in the form set forth in Exhibit B hereto in the denomination of $1,000 or an integral multiple thereof, shall be dated the date of its issuance, and shall bear interest on the unpaid principal amount thereof from the date of issuance at the rate of 6.56% per annum (computed on the basis of a 360-day year and a 30-day month), payable semiannually in arrears on the 15th day of June and December in each year, commencing June 15, 1998, and shall be executed in the name and on behalf of the Trust by one of the Trustee's Vice Presidents or Assistant Vice-Presidents thereunto duly authorized.

     2.2. Other Purchasers. Contemporaneously with the execution of this Agreement, the Trust is executing an identical (except for the name of the Purchaser) agreement with each other Purchaser pursuant to which the Trust will issue and sell Notes to such other Purchaser in the aggregate principal amount set opposite the name of such Purchaser in Exhibit A hereto. The sale of the Notes to each Purchaser is a separate transaction in which each Purchaser shall act for itself severally and not jointly with the other Purchasers. Such identical agreements with you and with the other Purchasers are sometimes hereinafter referred to as the "Agreements".

     2.3. The Closing. The Trust agrees to issue and sell to you, in reliance upon your representations and warranties in Section
2.5 hereof, and subject to the terms and conditions and in reliance upon the representations and warranties of the Trust set forth in this Agreement and of the Lessee set forth in the certificate referred to in Section 4.2(b)(ii) hereof, you agree to purchase from the Trust at the Closing the principal amount of Notes set opposite your name and specified in Exhibit A hereto for purchase by you, in each case at a price equal to 100% of such principal amount. The time for delivering and payment for the Notes (the "Closing") shall be at 9:30 A.M., New York time, at the offices of Ropes & Gray, 885 Third Avenue, New York, New York on December 19, 1997 (or such later date, not in any case later than December 31, 1997, as you and the Trust may agree upon). Unless otherwise requested by you, the Notes to be delivered to you at the Closing shall consist of a single Note payable to you or your nominee or registered assigns in the principal amount set opposite your name and specified in Exhibit
A for purchase by you. You will pay for the Note or Notes delivered to you as aforesaid by causing payment, in immediately available funds, to be wire transferred to Account No. 910-2-
745792 (entitled the "River Fuel Trust #1 Collateral Account") at The Chase Manhattan Bank, ABA No. 021000021. If at the Closing the Trust shall fail to tender the Notes to you as provided herein or if any of the conditions set forth in Section 4.2 hereof shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such non-satisfaction.

     2.4. Use of Proceeds. The Trust will apply the proceeds of the sale of the Notes solely in accordance with the terms and limitations of the Basic Agreements. The proceeds of the sale of the Notes sold at the Closing shall be paid into the Collateral Account to be applied forthwith to the repayment of $25,000,000 principal amount of Series A IT Notes which mature on December
22, 1997 and the balance to be applied ultimately toward the purchase price of additional Nuclear Fuel in accordance with the directions of the Lessee. The Trust will not, directly or indirectly, use any of the proceeds of the sale of the Notes for the purpose of purchasing or carrying any "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System or otherwise take or permit any action which would cause the making of the Agreements or the sale of the Notes to violate such Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System (12 C.F.R. Part II) as from time to time in effect, applicable to the Trust.

     2.5. Purchase for Investment. You represent and warrant to the Trust that you will acquire the Notes to be purchased by you for your own account (or for a separate account under your sole control and discretion), for investment and not with a view to the distribution or any disposition thereof or any beneficial interest therein, and that you have no present intention of making any such distribution or disposition; provided, however, that the disposition of your property shall at all times be and remain within your control. You acknowledge receipt of a copy of the Private Placement Memorandum dated November, 1997 relating to the Notes. Your acquisition of the Notes at the Closing shall constitute your confirmation of said representation and warranty.

3.   REPRESENTATIONS AND WARRANTIES.

     The Trust represents and warrants that:

     3.1. Organization, Authorization of the Trust. The Trust is a trust duly created and validly existing under the laws of the State of New York and has all requisite power and authority to own its assets, to carry on its business as now conducted and now proposed to be conducted, to enter into the Agreements, to issue and sell the Notes and to carry out the terms of the Agreements and the Notes and of the Credit Agreement, the Depositary
Agreement and each of the Basic Agreements. The Trust has all necessary power and has taken all action required to make all of the provisions of the Agreements, the Notes, the Credit
Agreement, the Depositary Agreement, each of the Basic Agreements and any other agreements and instruments executed in connection herewith and therewith by which the Trustee or the Trust Estate is bound, the valid and binding obligations of the Trust that they purport to be.

     3.2. Due Execution and Delivery. The Agreements, the Notes, the Credit Agreement, the Depositary Agreement and each of the Basic Agreements to which the Trust is a party and the other certificates and documents signed or to be signed on behalf of the Trust by the Trustee have been or will be duly executed and delivered by one of the Trustee's employees who is, or at the time of the execution and delivery thereof on behalf of the Trust will be, duly authorized to effect such execution and delivery, and all such agreements, certificates and documents (collectively "Documents") when executed and delivered will be legal, valid and binding obligations of the Trust, enforceable in accordance with their terms, except that enforcement of the rights and remedies created by the Documents, is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles (regardless or whether such enforceability is considered in a proceeding in equity or at law).

     3.3. Financial Statements; Business. The Trust has furnished you a copy of its statement of receipts and disbursements for the eleven months ended November 30, 1997 and, by the Closing, the Trust shall provide you a pro forma balance sheet as at the date of the Closing, taking into account the sale of Notes hereunder, the application of the proceeds thereof and the other transactions contemplated hereby and by the other Basic
Agreements. The Trust is not a party to any instrument providing for the incurrence by the Trust of indebtedness for money borrowed other than the Credit Agreement, the Basic Agreements and the Depositary Agreement. The Trust has transacted no business except that which is contemplated by the Credit
Agreement, the Basic Agreements and the agreements referred to therein. The chief place of business of the Trust and the place where it keeps its records concerning its accounts, contract rights, chattel paper and general intangibles is in New York
County.  The Trust's only place of business is in New York State.

     3.4. Title to Properties. The Trust has title to all of the Trust's assets owned or purported to be owned by the Trust as of the date hereof as shown on the pro forma balance sheet delivered pursuant to Section 3.3 hereof, including without limitation the Nuclear Fuel referred to in Fuel Schedules Nos. 75 through 89, inclusive, to the Lease Agreement as of the Closing Date and all such assets are free of any Liens, except those which are of a character permitted by Section 8.12 hereof; provided, however, that, with respect to any title to assets acquired from the Lessee or any other vendor as provided in the Lease Agreement, the Trust (except with respect to its own actions) is making this representation and warranty only to the extent of and entirely in reliance on representations and warranties made by the Lessee or such other vendor in the Agreement of Sale or in the Vendors'
Bills of Sale delivered from time to time pursuant to the Lease Agreement or in other instruments and has made no independent investigation with respect thereto.

     3.5. Litigation. There is no litigation at law or in equity, nor any proceeding or investigation before any court, board or other governmental or administrative agency or arbitrator, pending or to the knowledge of the Trustee threatened, which may result in any material judgment or liability against the Trust not fully covered by insurance or which may otherwise result in any material adverse change in the business, assets or condition, financial or other, of the Trust, or which questions the validity or enforceability of the Agreements, the Notes, the Credit Agreement, the Depositary Agreement or any of the Basic
Agreements or of any action taken or to be taken by the Trust pursuant to or in connection with the Agreements, the Credit Agreement, the Depositary Agreement or the Basic Agreements; and no judgment, decree or order has been issued against the Trust or the Trustee which has, or may have, any material adverse effect on the business, assets or condition, financial or other, of the Trust.

     3.6. Conformity with Other Agreements. The Agreements do not contain any provision, term or condition which is inconsistent with, or contrary to, the Security Agreement, or which would violate, or cause the Trust to be in violation of, the Credit Agreement, the Depositary Agreement or any of the Basic
Agreements. Neither the execution and delivery of the Agreements or the Notes nor the consummation of any transaction contemplated hereby or thereby has constituted or resulted in or will constitute or result in a breach of the provisions of any other agreement or instrument by which the Trust or the Trustee is bound or result in the creation under any agreement or instrument of any Lien upon any of the assets of the Trust, except as permitted by Section 8.12 hereof.

     3.7. No Legal Obstacle to Agreement. The execution, delivery and performance, or the acceptance, as the case may be, by the Trust of this Agreement, the Credit Agreement, the Basic
Agreements, the Nuclear Fuel Contracts, and the Notes do not and will not violate any provision of any law or regulation or of any writ of decree of any court or governmental instrumentality applicable to the Trust, and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above-mentioned documents and instruments (provided that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective manufacturers are concerned), except for (i) a general license for the Trust to own Nuclear
Fuel from the Nuclear Regulatory Commission (currently granted under 10 C.F.R. Sections 40.21 and 70.20), and (ii) the Orders dated December 20, 1988, July 7, 1989 and January 24, 1996, of the Securities and Exchange Commission ("SEC") authorizing the issuance of up to $185 million aggregate principal amount of IT Notes at any one time outstanding, all of which licenses, orders, approvals and filings have been duly obtained or made and are final and are in full force and effect, and none of such licenses, orders, approvals and filings is the subject of any pending or, to the best of the Trustee's knowledge, any threatened attack by direct proceedings or otherwise; and except for a special license to possess Nuclear Fuel from the Nuclear Regulatory Commission that the Trust or the Collateral Agent may require to take possession of the Nuclear Fuel in event of default, provided that no representation is given with respect to Federal, New York or Arkansas banking or trust laws or regulations or the securities or blue sky laws or regulations of any State.

     3.8. Investment Company Status. The Trust is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Trust is not a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Security Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended, and the creation of the security interest in the Collateral in favor of the Secured Parties under the Security Agreement does not require an indenture to be qualified under said Act.

     3.9.   Absence of Foreign Status, etc..

          (1) Absence of Foreign Status. Neither the Trust nor the Trustee is (i) a Person included within the definition of "designated foreign country" or "national" of a "designated foreign country" in Executive Order No. 9193, as amended, or in the Foreign Asset Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations (31 C.F.R., Chapter V, Part 515, as amended) or within the meaning of any of such orders or regulations, or of any regulations, interpretations or rulings issued thereunder, or in violation of such orders or regulations or of any regulations, interpretations or rulings issued thereunder or (ii) an entity listed in Section
     550.304 of said Foreign Funds Control Regulations.

          (2) Pension Plan. The Trust has no pension plans which are subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations issued thereunder.

          (3) Margin Stock. The Trust does not presently own any shares of "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

     3.10. Private Offering. Neither the Trustee nor, to the knowledge of the Trustee, the Lessee nor any Person authorized or employed by any of them as agent, broker, dealer or otherwise
(the only such agent being Merrill Lynch & Co.) in connection with the offering or sale of the Notes has directly or indirectly offered any of the Notes or any similar Security (other than commercial paper) for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser other than you, the other Purchasers, and not more than 146 other prospective purchasers.
To the knowledge of the Trustee, based on the representation of Merrill Lynch & Co., each offeree was an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended. The Trust agrees that it will not, either directly or indirectly, offer the Notes or any part thereof or any similar Security
(other than commercial paper) for issue or sale to, or solicit any offer to acquire any of the same from, anyone, or take any other action which would subject the issuance and sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended.

     3.11. Disclosure. None of the representations in this Agreement, the pro forma balance sheet referred to in Section 3.3 hereof, the Fuel Schedules referred to Section 3.4 hereof or in any other document, certificate, or statement furnished to you by or on behalf of the Trust in connection with the transactions contemplated hereby contained as of its date any untrue statement of a material fact or omitted to state a material fact necessary in order to make the representations contained herein or the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Trustee which has not been disclosed herein or therein and which materially adversely affects or in the future, so far as the Trustee can foresee, may so affect, the business, assets or condition, financial or otherwise, of the Trust.

     3.12. No Default. No Default or Event of Default has occurred under the Credit Agreement and, to the knowledge of the Trustee, no event of termination has occurred under Section 20 of the Lease Agreement as of the date hereof.

     3.13. Security. The Security Agreement is effective to create in favor of the Collateral Agent as agent for the Secured Parties a legal, valid and enforceable first priority security interest in all of the Collateral, and a legal, valid and enforceable purchase money security interest in all of the Trust's right, title and interest in the Nuclear Fuel Contracts and the Nuclear Fuel referred to in Schedule A to the Lease Agreement referred to in Section 3.4 hereof, including, without limitation, any Nuclear Fuel to be acquired, stored, fabricated, or processed with the funds being made available to the Trust pursuant to the Agreements, and all filings, recordings and other actions that are necessary in order to establish, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first lien and security interest, or purchase money security interest, as the case may be, have been duly effected, except that the foregoing representation shall not be deemed to be violated as a result of the existence or priority of any lien permitted by Section 15 of the Lease Agreement.

     3.14. Permitted Indebtedness. As of the date hereof and after giving effect to the sale of the Notes pursuant to the Agreements at the Closing, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus cash and equivalents in the Collateral Account equals or exceeds the sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes.

4.   CLOSING CONDITIONS.

     4.1. Condition Precedent to Trust's Obligations. The Trust's obligation to issue and deliver the Notes to be delivered to you at the Closing shall be subject to the receipt by the Trust at or prior to the time of the Closing of (1) supplemental instructions of the Lessee authorizing the Trust to execute and deliver the Agreements and to issue and sell the Notes; (2) the consent of the Lessee to the execution and delivery by the Trust of the Agreements and the issuance of the Notes; and (3) copies of the opinions of Friday, Eldredge & Clark and Reid & Priest LLP referred to in Section 4.2(a).

     4.2. Conditions Precedent to Purchaser's Obligations. Your obligation to purchase and pay for the Notes to be delivered to you at the Closing shall be subject to the satisfaction of the following conditions precedent prior to or contemporaneously with the delivery of the Notes to you at the Closing:

          (1) Opinions of Counsel. You shall have received at the Closing the opinions of Carter Ledyard & Milburn, counsel for the Trustee, in the form of Exhibits E-1 and E-1A hereto, respectively, Friday, Eldredge & Clark and Reid & Priest LLP, counsel for the Lessee, in the form of Exhibits E-2 and E-3 hereto, respectively, and Ropes & Gray, your special counsel, in the form of Exhibit E-4 hereto.

          (2)       Representations True.

               (1)       The representations and warranties contained in
          Section 3 hereof and otherwise made by or on behalf of the Trust in writing in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made at and as of the time of the Closing; and no condition or event which, if the Notes had been outstanding from the date hereof, would constitute a Default or an Event of Default shall have occurred and be continuing at the time of Closing.

               (2) You shall have received a certificate in the form of Exhibit C hereto signed by the Lessee and the representations and warranties of the Lessee contained therein shall be true and correct at and as of the time of the Closing.

          (3) Compliance with this Agreement. The Trust shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Trust before or at the Closing.

          (4) Trust's Certificate. You shall have received at the Closing a certificate dated the date thereof and signed by or on behalf of the Trust, certifying that the conditions specified in Sections 4.2(b)(i) and 4.2(c) have been fulfilled.

          (5) Lessee's Letter Agreement. You shall have received at the Closing a letter agreement substantially in the form of Exhibit D to this Agreement (the "Lessee's Letter Agreement") signed by the Lessee.

          (6) Simultaneous Sales. At the Closing the Trust shall have simultaneously sold to the other Purchasers the principal amount of the Notes set opposite their names in Exhibit A hereto and shall have received from them payment therefor.

          (7) Legality. The purchase of and payment for the Notes shall not be prohibited by any applicable law or governmental regulations and shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation. The Notes shall at the time of the Closing qualify as a legal investment for insurance companies under the New York Insurance Law without resort to any basket provision thereof and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

          (8) Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissions) shall have been obtained for the Series
     C Notes.

          (9) Payment of Fees. The Trust shall have made satisfactory arrangements for the payment of the legal fees and expenses of your special counsel, Ropes & Gray.

          (10) Proceedings Satisfactory; Basic Agreements. All proceedings taken in connection with the sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and the other Basic Agreements, in form satisfactory to you, shall have been executed and delivered prior to or at the Closing. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you.

          (11) Information. The Trust shall have delivered to you such information as you shall have reasonably requested for use as a basis for any filings which you may be required to make with certain regulatory bodies and with the National Association of Insurance Commissioners.

5.   PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF
THE NOTES.

     5.1. Payment Address. The Trust shall make or shall cause the Registrar to make all payments on account of interest, Yield-Maintenance Premium, if any, and principal to be paid in respect of the Notes held by each of the Purchasers by wire transfer in immediately available funds on the scheduled payment date at the payment address of such Purchaser specified in Exhibit A hereto, or in such other manner and at such other address as shall be designated by notice to the Trust and the Registrar in respect of Notes held by any Purchaser or by any other Noteholder. Payments on account of each Note shall be made without the necessity of any presentment or notation of payment, and the amount of principal so paid on any Note shall be regarded as having been retired and canceled at the time of payment. Any Note with respect to which interest and principal shall have been fully paid shall be surrendered to the Trust (or, at the Trust's direction, to the Registrar) and shall be retired and canceled.
The holder of any Note, before any transfer thereof, shall make a notation thereon of the date to which interest has been paid and of all principal payments theretofore made thereon and shall in writing notify the Trust of the name and address of the transferee.

     5.2. Registration, Transfer or Exchange. So long as any of the Notes remain unpaid, the Trust shall cause the Registrar to keep at its principal office referred to in Section 11.9 hereof (or at such other office of the Registrar within the State of New York as the Trust or the Registrar shall have identified by written notice to each of the Noteholders) a register in which shall be entered the names and addresses of all Noteholders and the particulars of those Notes held by them and of all transfers of such Notes. The holder in whose name any Note shall be so registered shall be deemed and treated as the owner thereof for all purposes of the Agreements and neither the Trust nor the Registrar shall be affected by any notice to the contrary. For the purpose of any request, direction or consent hereunder, the Trust and the Registrar may deem and treat the holder of any Note as the owner thereof without production of such Note. Any
Noteholder may at any time and from time to time prior to maturity or redemption thereof surrender any Note held by it for transfer or exchange at said office of the Registrar; provided, however, that the proposed transfer or exchange does not violate the Securities Act of 1933, as amended, or any other applicable law relating to the sale of securities and the Trust may require, as a condition to the registration of any transfer, an opinion of counsel for the transferring Noteholder (which may be in-house counsel) to the effect that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended, and if applicable, any state securities laws. If such opinion is not provided by in-house counsel and if the transfer shall be to an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended, the cost of such opinion shall be borne by the Trust. Within a reasonable time thereafter and without expense (other than transfer taxes, if any) to such holder, the Trust shall cause the Registrar to issue in exchange therefor another Note or Notes, dated the date to which interest has been paid on each Note surrendered or dated the date of such surrendered Note if no interest has theretofore been paid thereon, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, having the same maturity date and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each such new Note shall be registered in the name of such Person or Persons as the holder of such surrendered Note or Notes may designate in writing, and such exchange shall be made in a manner such that no additional or lesser amount of principal or interest shall result. The Trust will pay or will cause the Registrar to pay shipping and insurance charges, from and to each Noteholder's main office, involved in the exchange or transfer or any Note.

     5.3. Replacement. Upon receipt of evidence reasonably satisfactory to the Trust of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or security reasonably satisfactory to the Trust, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Trust will cause the Registrar to issue a new Note, of like tenor and amount and dated the date to which interest has been paid, or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has theretofore been paid thereon, in lieu of such lost, stolen, destroyed or mutilated Note.

     Notwithstanding the foregoing provisions of this Section 5.3, if any Note of which you or your nominees is the holder is lost, stolen or destroyed, the affidavit of your Treasurer or any officer setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity or security shall be required as a condition to the execution and delivery by the Trust and the Registrar of a new Note in replacement of such lost, stolen or destroyed Note other than your written agreement to indemnify the Trust and the Registrar.

6. REDEMPTION PROVISIONS. The Trust covenants and agrees that so long as any of the Notes are outstanding it will redeem the Notes as follows:

     6.1. Mandatory Redemption upon Termination of Lease Agreement. The Trust shall, upon the occurrence of any "Event of Termination" described in Section 20(a)(ii) through 20 (a)(x) of the Lease Agreement, redeem or shall cause the Registrar to redeem the entire outstanding principal amount of the Notes without premium on the Termination Settlement Date. In the event of a purchase of Nuclear Fuel by the Lessee pursuant to Section
10(f) of the Lease Agreement, the Trust shall redeem or shall cause the Registrar to redeem without premium only that portion of the principal amount of the Notes at the time outstanding which bears the same relationship to the aggregate principal amount of all IT Notes at the time outstanding as the SLV of the Nuclear Fuel affected by such partial termination bears to the SLV of all Nuclear Fuel. Upon any partial redemption of the Notes, each Noteholder shall, if so requested by the Trust or the Registrar, surrender to the Registrar all Notes held by such Noteholder in exchange for a new Note or Notes in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note or Notes, less the amount of such partial redemption. Except as provided in this Section 6.1 or in Section
6.2 hereof, neither the Trust nor the Registrar may redeem the Notes, in whole or in part, prior to the stated maturity thereof.

     6.2. Optional Redemption of Notes. Subject to the provisions of Section 6.6 hereof, the Trust shall, at the request of the Lessee, redeem or shall cause the Registrar to redeem the entire principal amount of the Notes outstanding, or any portion thereof equal to or greater than $500,000 (the "Called Principal") at a price equal to the sum of (i) the Called Principal, (ii) interest accrued on the Called Principal through the Redemption Date (as defined below) and (iii) the Yield-Maintenance Premium, if any.

     6.3. Notice of Redemption. Notice of each redemption of Notes pursuant to Section 6.1 or 6.2 hereof shall be given by the Trust not less than 30 nor more than 60 days before the redemption date (the "Redemption Date") by mailing to each Noteholder an irrevocable notice of intention to redeem specifying the date of redemption, identifying the "Event of Termination" under the Lease Agreement giving rise to such redemption (in the case of redemption pursuant to Section 6.1), stating the aggregate principal amount of Notes to be redeemed on such date and the principal amount of the Notes to be redeemed on such date held by the Noteholder to whom such notice is sent and accrued interest applicable to such redemption. In the case of a redemption pursuant to Section 6.2 hereof, a written calculation of the redemption price shall be sent to the holders of Notes to be redeemed not later than 12 noon on the Business Day prior to the Redemption Date.

     6.4. Payment and Interest Cut-Off. Upon each redemption of Notes, in whole or in part, the Trust shall pay or shall cause the Registrar to pay to each holder thereof the amount of its Notes to be redeemed together with the unpaid interest in respect thereof accrued to the Redemption Date and the Yield-Maintenance Premium, if any. Notice of redemption having been given in compliance with Section 6.3 hereof, the aggregate principal amount of the Notes to be redeemed shall become due and payable on the Redemption Date, and from and after said date (unless the Trust or the Registrar shall default in paying the amounts then due) interest on such principal amount of the Notes shall cease to accrue.

     6.5. Permanent Retirement of Notes. Notes redeemed in full or otherwise acquired by the Trust or the Registrar shall be permanently retired and canceled and shall not under any circumstances be reissued or resold.

     6.6. Selection of Notes for Redemption. Each redemption required by the Agreements shall be made so that the Notes then held by each Noteholder shall be redeemed in a principal amount in integral multiples of $1,000 which shall bear the same ratio, as nearly as possible, to the total principal amount being redeemed as the principal amount of Notes then held by each Noteholder shall bear to the aggregate principal amount of the Notes then outstanding.

     6.7. Repurchase of Notes. Neither the Trust nor the Registrar will repurchase or make any offer to repurchase IT Notes unless
(i) such IT Notes are repurchased in order of maturity and (ii) if the Trust or the Registrar has offered to purchase less than all IT Notes with a given maturity date, then such IT Notes will be repurchased pro rata from all holders of such IT Notes at the time outstanding and upon the same terms.

7.   TERMINATION OF LEASE AGREEMENT; AMENDMENT OF BASIC
AGREEMENTS AND NUCLEAR FUEL CONTRACT; ADDITIONAL COVENANTS. So long as any IT Notes are outstanding:

     7.1. Termination of Lease Agreement. The Trust shall not terminate the Lease Agreement pursuant to Section 3(b) of the Lease Agreement without receiving the prior written consent of the holders of at least 66 2/3% in aggregate principal amount of all IT Notes at the time outstanding.

     7.2. Basic Agreements and Nuclear Fuel Contracts. The Trust shall not enter into any amendment to or supplement of any Basic Agreement or any written waiver or modification of the terms of any Basic Agreement or enter into any amendment to or supplement of any Nuclear Fuel Contract or any written waiver or modification of the terms of any Nuclear Fuel Contract (unless, in the case of Nuclear Fuel Contracts, such actions shall be permitted under the Lease Agreement) without in each case receiving the prior written consent of the holders of at least 66 2/3% in aggregate principal amount of all IT Notes at the time outstanding.

     7.3. Additional Covenants. The Trust shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or otherwise, of the Trust with any Person who shall extend or propose to extend credit to the Trust unless either (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) subject to Section 11.6(a), such covenant is contained in an amendment of or supplement to the Agreements or one of the Basic Agreements.

8. COVENANTS. Without limiting any other covenants and provisions hereof, the Trust covenants and agrees that, so long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions:

     8.1. General Obligations. The Trust will (i) duly observe and conform to all valid requirements of any governmental authorities relative to the conduct of its business or to the ownership of its assets, (ii) preserve and keep in full force and effect the existence of the Trust and the rights, privileges and franchises of the Trust and (iii) obtain, maintain and keep in full force and effect all consents, permits, licenses, approvals, orders and authorizations which are necessary to properly carry out the transactions contemplated to be performed by it by this Agreement, the Notes and the Basic Agreements to which it is a party.

     8.2. Books of Trust. The Trust will keep books of record and account acceptable to you in relation to its business and activities.

     8.3. Notices. Upon obtaining knowledge thereof, the Trust will promptly give written notice to you of (i) the occurrence of any Default or Event of Default hereunder or any of the events set forth in Sections 18, 19 or 20(a) of the Lease Agreement or any "Default" or "Event of Default" under the Credit Agreement; (ii) any litigation or proceedings with respect to the Trustee in its capacity as Trustee of the Trust, or affecting the Trust or any of its assets; and (iii) such other information concerning the business, assets, or condition, financial or otherwise, of the Trust as you may from time to time reasonably request.

     8.4. Payment of Taxes. The Trust will cause to be computed, paid and discharged (subject to the provisions of Section 10.1 hereof) when due all taxes, assessments and other governmental charges or levies imposed upon the Trust, or upon any income or assets of the Trust, prior to the day on which penalties are attached thereto, unless and to the extent that the same shall be contested in good faith by appropriate proceedings diligently prosecuted and no foreclosure, distraint, sale or other similar proceedings shall have commenced or been threatened.

     8.5. Governmental Permits. The Trust will, to the extent obtained or received by it, furnish or cause to be furnished to you a copy of any authorization, license, permit, consent, order or approval of any governmental authority obtained or required to be obtained in connection with the transactions contemplated by the Agreements, the Notes or any of the Basic Agreements.

     8.6. Inspection. The Trust will permit any Person designated by you to inspect any of the Trust's Property (subject to the provisions of Section 12 of the Lease Agreement) or any of the books or financial records of the Trust and to discuss the affairs, finances and accounts of the Trust with the officers of the Trust or the Trust's independent certified public accountants, all at such reasonable times and as you may reasonably request.

     8.7. Financial Statements. The Trust will furnish to you, within 30 days after the close of each Calendar Quarter, a statement of receipts and disbursements relating to the Trust for such quarter and for the portion of the fiscal year then ended.

     8.8. Copies of Documents. The Trust will promptly deliver to you copies of (i) all amendments, modifications and waivers, (ii) all requests for any such amendment, modification or waiver, and
(iii) any notice of an "Event of Default" received or delivered by the Trust, under or with respect to the Credit Agreement, the Lease Agreement, any of the Basic Agreements or any of the IT
Note Agreements (or, to the extent requested by you, the Depositary Agreement or Dealer Agreement), to the extent that the same shall not have been delivered to you pursuant thereto.

     8.9. Activities of Trust. The Trust will not engage in any business or activity of any kind or enter into any transaction which is not directly related to the purchase, sale and leasing of Nuclear Fuel pursuant to the Lease Agreement and the financing thereof in the manner contemplated by the Credit Agreement, the Agreements, the Depositary Agreement and the Basic Agreements.

     8.10. Indebtedness. The Trust will not, directly or indirectly, create, incur, assume or suffer to exist any indebtedness of any kind for borrowed money, extensions of credit or the deferred purchase price of property, except

          (1)       the indebtedness evidenced by the IT Notes,

          (2) indebtedness evidenced by the Credit Agreement, the CP Notes and the Loan Notes or any of their successors. No such bank indebtedness shall constitute permitted indebtedness of the Trust unless (i) the banks providing such credit facilities, other than the Credit Agreement, shall have acknowledged and agreed to the terms of the Basic Agreements, (ii) the banks providing such credit facilities, including the banks participating in the Credit Agreement, shall not be secured by any collateral other than the Collateral described in the Security Agreement in accordance with the terms thereof unless all IT Notes at the time outstanding are secured equally and ratably by such additional Collateral, (iii) indebtedness incurred in connection with such bank credit facilities shall not be guaranteed directly or indirectly by any Person nor shall any bank providing such credit facilities be assured against loss or nonpayment unless all IT Notes shall have the benefit of such guaranty or assurance on a pro rata basis with the banks providing such credit facilities, (iv) there shall not exist a Default or an Event of Default hereunder at the time of execution of any credit agreement with a bank other than the Credit
     Agreement, and (v) immediately following the incurrence of any indebtedness with respect to such bank credit facilities, the sum of (a) the aggregate SLV of the Nuclear Fuel plus (b) any accrued Daily Lease Charges plus (c) cash and investments held by the Trust shall equal or exceed the sum of Outstandings under the Credit Agreement and all other outstanding bank indebtedness plus the aggregate outstanding principal amount of all IT Notes
     (including the Notes), and

          (3) overnight borrowings from the Lessee, on an unsecured and interest free basis, for the purpose of depositing funds in the Commercial Paper Account, which funds shall be used solely to pay matured or concurrently maturing CP Notes;

          provided, however, that all indebtedness for borrowed money (other than indebtedness evidenced by the IT Notes), in aggregate principal amount (before discount) at any one time outstanding shall not exceed $250,000,000 less the aggregate principal amount of the IT Notes outstanding at such time, evidenced by one or more IT Notes each of which complies with all of the following requirements: No IT Note shall constitute permitted indebtedness of the Trust unless
     (i) such IT Note shall not be secured by any collateral other than the Collateral described in the Security Agreement in accordance with the terms thereof, unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof are secured equally and ratably by such additional collateral,
     (ii) such IT Note shall not be guaranteed directly or indirectly by any Person nor shall the holder thereof be assured against loss or nonpayment unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under
     Section 8.10(b) hereof shall have the benefit of such guaranty or assurance on a pro rata basis with such IT Note,
     (iii) there shall not exist a Default or an Event of Default hereunder or a "Default" or "Event of Default" under the Credit Agreement on the date of issuance of such IT Note, and (iv) immediately following the issuance of such IT Note, the sum of (a) the aggregate SLV of the Nuclear Fuel plus
     (b) any accrued Daily Lease Charges plus (c) cash and investments held by the Trust shall equal or exceed the sum of the Outstandings under the Credit Agreement and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof plus the aggregate outstanding principal amount of all IT Notes (including the Notes).

     8.11. Guarantees. The Trust will not become or remain liable, directly or contingently, in connection with any obligation of any Person, whether by guaranty, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise.

     8.12. Liens. The Trust will not create, incur, assume or suffer to exist any Lien upon or with respect to any of the Trust's Property, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income except (i) Liens created in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Agreement and
(ii) Liens which Section 15 of the Lease Agreement allows the
Lessee to permit on the Trust Estate.

     8.13. Distributions. The Trust will not declare or pay any distribution (whether in cash or in Property) with respect to the profits, assets or capital of the Trust or the Trustor's or the Beneficiary's interest therein.

     8.14. Investments; Loans. The Trust will not make or suffer to exist any loans or advances to, or make any investments (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of a business or assets, or otherwise) in, any Person except for the purchase of Nuclear Fuel as contemplated by the Lease Agreement and the investments permitted by Section 3.4 of the Security Agreement.

     8.15. Salaries. The Trust will not pay any salaries or wages.

     8.16. Merger; Sales. The Trustee on behalf of the Trust will not enter into any transaction providing for the merger, consolidation, termination, liquidation or dissolution of the Trust or the acquisition of the Trust by any Person, or otherwise change the form or organization of the Trust's business, or convey, sell, lease or otherwise dispose of any of the Trust's Property or business, except (i) for transactions contemplated by the Lease Agreement, (ii) Liens permitted by Section 8.12 hereof or (iii) in connection with the appointment of a co-trustee, separate trustee or successor trustee pursuant to Section 10.2 hereof.

     8.17. Payments. The Trust will not make any payment or advance any amounts to any Person unless it shall be expressly permitted to make such payment by this Agreement, the Basic Agreements, the Credit Agreement, other bank credit facilities permitted under Section 8.10(b) hereof, the Lease Agreement, the Dealer Agreement or an IT Note Agreement.

     8.18. Compliance with Agreements. The Trust will not fail to (i) duly perform all obligations to be performed by it under each of the Basic Agreements and (ii) upon instructions from the Collateral Agent on behalf of the Secured Parties pursuant to
Section 6.2 of the Security Agreement, promptly take any and all actions as may be necessary to enforce its rights under the Lease Agreement and to enforce or secure the performance by the Lessee of its obligations thereunder. Without limiting the generality of the foregoing, the Trust shall, upon the written instructions of the Lessee, file or cause to be filed all continuation statements required under the Uniform Commercial Code, as from time to time in effect in each applicable jurisdiction, with respect to the Liens and security interests granted under the Security Agreement in order to maintain a prior perfected security interest in the Collateral. Not later than December 1, 1998, the Trust shall provide to the Collateral Agent and to each Noteholder evidence satisfactory to each Noteholder of the due recordation of such continuation statements.

     8.19. Acceptance of Additional Nuclear Fuel Contracts. The Trust shall not accept the assignment by the Lessee of all or any part of the Lessee's rights in and to any additional Nuclear Fuel
Contracts except in accordance with the terms and provisions of
Section 4 of the Lease Agreement.

     8.20.       Investment Company.  The Trust will not be an
"investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     8.21. Public Utility Holding Company. The Trust will not be a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility
Holding Company Act of 1935, as amended.

     8.22. Accounts and Deposits. The Trust will not open, create or maintain any bank account, or make any deposit with or in any financial institution, except for the Commercial Paper
Account and the Collateral Account.

     8.23. Expenses and Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Trust will pay all reasonable expenses (including the reasonable fees and expenses of its counsel and your special counsel) in connection with the preparation and reproduction of the Agreements and the Notes, and also in connection with any amendments of or waivers under the Agreements or the Notes or the Basic Agreements, will indemnify you and hold you harmless against all broker's and finder's fees, and will pay all your out-of-pocket expenses reasonably incurred in connection with the matters contemplated hereby and thereby, and, at your election, will reimburse you for any such expenses paid by you.

     In the event that it subsequently is determined that any tax is due on the issue of the Notes or on your acquisition thereof, or on any modification of the Notes or of the Agreements or of the Basic Agreements, the Trust will pay or cause to be paid all such taxes and any interest and penalties related thereto (excluding, however, any transfer taxes), and will indemnify and save you and all holders of the Notes harmless from any loss or damage of any kind whatsoever resulting from or arising out of the nonpayment or delay in the payment of such taxes. The obligations of the Trust under this Section 8.23 shall survive the payment of the Notes. In no event shall the Trust be required to pay any taxes based upon your net income or profits or upon interest income arising out of the Notes.

9.   EVENTS OF DEFAULT; CONSEQUENCES

     9.1. Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default" under the
Agreements:

          (1) Principal Payments. The Trust fails to make any payment of any part of the principal of, or the Yield-Maintenance Premium, if any, on, any of the Notes when and as the same shall become due and payable, whether at the stated maturity of the Notes or at a date fixed for redemption or by acceleration or otherwise; or

          (2) Interest Payments. The Trust fails to make any payment of interest on any of the Notes when and as the same shall become due and payable and any such default shall continue for a period of ten days; or

          (3) Covenant Defaults. The Trust (i) fails to perform or observe any covenant contained in Section 7 or Sections 8.9, 8.10, 8.11, 8.12 (with respect to Liens created by it), 8.13 through 8.17, 8.18(ii) (with respect to specific instructions from the Collateral Agent), 8.19 and 8.22 of this Agreement or
     (ii) fails to provide the notice required by Section 8.3(i) of this Agreement, and any such failure shall continue for a period of fifteen days from the date on which an officer of the Trustee first acquired knowledge of the event requiring such notice; or

          (4) Other Defaults. The Trust fails to comply with any other provision of the Notes or of the Agreements, and such failure shall continue for more than thirty days after the earlier of (i) written notice thereof shall have been given to the Trust by any Noteholder or (ii) knowledge thereof by an officer of the Trustee; or

          (5) Representations or Warranties. Any representation or warranty made by or on behalf of the Trust or the Lessee contained in the Agreements or in any instrument furnished in compliance with or in reference to the Agreements, or in connection with any amendment thereof, shall prove to have been false or misleading in any material respect as of the date made;
     or

          (6) Default on Indebtedness. Any IT Note, or any other indebtedness for borrowed money of the Trust is declared to be, or otherwise becomes, due and payable (other than at the option of the Trust) prior to its stated maturity or regularly scheduled dates of payment, or any event shall occur or any condition shall exist in respect of any such indebtedness or under any agreement securing or relating to such indebtedness, the effect of which is to require (or permit any holder of such indebtedness or a trustee to require) such indebtedness, or any portion thereof, to be paid prior to its stated maturity or prior to its regularly scheduled dates of payment; or

          (7) Event of Default under Lease Agreement or Credit Agreement. Any "Event of Default" shall occur under the Lease Agreement or any "Event of Default" shall occur under the Credit Agreement or any event of default shall occur with respect to any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof; or

          (8) Lessee's Letter Agreement. The Lessee fails to observe any covenant contained in the Lessee's Letter Agreement; or

          (9) Bankruptcy; Insolvency. The Trust shall be involved in financial difficulties as evidenced:

               (1) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing the commencement of such a voluntary case;

               (2) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

               (3) by the entry of an order for relief in any involuntary case commenced under said Title 11;

               (4) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

               (5) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or
          (iii) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property; or

               (6) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

     9.2.   Default Remedies.

          (1) Acceleration. If an Event of Default described in clause (a) or (b) of Section 9.1 hereof shall occur and be continuing with respect to any Note, the holder of such Note, may by notice in writing to the Trust declare the entire unpaid balance of such Note and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such amount shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and, to the extent permitted by law, such holder may proceed to institute suit for the enforcement of the payment of principal, interest and Yield-Maintenance Premium, if any, on such Note. If an Event of Default, including, without limitation, an Event of Default described in clause (a) or (b) of Section 9.1 hereof, shall occur and be continuing (unless there shall have occurred an Event of Default under Section 9.1(i) hereof, in which case the unpaid balance of all Notes shall automatically become due and payable), the holders of at least a majority of the principal amount of the Notes at the time outstanding may, by notice in writing to the Trust, declare the entire unpaid balance of the Notes and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Trust will forthwith pay to the holder or holders of all the Notes at the time outstanding the entire unpaid principal balance of and interest and Yield-Maintenance Premium, if any, accrued on the Notes. In addition, subject to the provisions of the Security Agreement, following an Event of Default each Noteholder may proceed to protect and enforce such holder's rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of, or for any injunction against violation of, any covenant or provision contained in the Notes or herein or in aid of the exercise of any power granted in the Notes. Each of the Noteholders shall, following an Event of Default, have all of the rights of a Secured Party; provided, however, that no Noteholder shall have any right to enforce directly any of the rights or the security interests granted by the Security Agreement or to require the Collateral Agent to take or refrain from taking any action under the Security Agreement.

          (2) Nonwaiver and Expenses. No course of dealing between the Trust or the Lessee and any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right. A waiver of the rights of any Noteholder may be made only in accordance with Section 11.6 hereof. If the Trust fails to pay when due the principal of or interest and Yield-Maintenance Premium, if any, on any Note, or fails to comply with any other provision of the Agreements, the Trust will pay to the holder thereof, to the extent permitted by law, any applicable late charge, as provided in the Notes, and such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on the Notes or in otherwise enforcing any of such holder's rights under the Agreements.

     9.3. Annulment of Acceleration. If a declaration is made pursuant to Section 9.2(a) by any holder or holders of the Notes, then and in every such case, the holders of more than 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Trust, rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (1) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or the Agreements;

          (2) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement
     (except any principal or interest on the Notes which has become due and payable by reason of such declaration under
     Section 9.2(a)) shall have been duly paid; and

          (3) each and every other Default and Event of Default shall have been waived pursuant to Section 11.6 hereof or otherwise made good or cured;

and provided, further that no such rescission and annulment shall
extend to or affect                 any subsequent Default or
Event of Default or impair any right consequent thereon.

     9.4. Notice of Default. If any Noteholder shall demand payment because of, or take any other action of which the Trustee shall have actual knowledge in respect of, an alleged Default, or if the Trustee acquires knowledge of any Default or of any Event of Default, the Trustee shall forthwith give written notice, specifying the nature of such Default or Event of Default and any such action, to each holder of the Notes at the time outstanding, and the Trustee shall also give written notice to each such holder if any written instrument of rescission or annulment as aforesaid shall be filed with it under the provisions of Section 9.3 hereof.

10.  CONCERNING THE TRUSTEE.

     10.1. Trustee Not Personally Liable. United States Trust Company of New York is entering into the Agreements and issuing the Notes solely as trustee under the Trust Agreement and pursuant to instructions contained in the Trust Agreement and not in its individual capacity and in no case whatsoever shall an institution or Person acting as the Trustee (or any entity acting as successor trustee, co-trustee or separate trustee under the Trust Agreement) or the Trustor be personally liable on, or for any loss in respect of, the Notes or any of the statements, representations, warranties, agreements or obligations of the Trust or the Trustee hereunder, as to all of which you agree to look solely to the Trust, except for any loss caused by the willful misconduct or gross negligence of United States Trust Company of New York (provided that this exception shall not be deemed to apply to the extent that United States Trust Company of New York has followed instructions given to it, or which it is authorized to accept, pursuant to the Trust Agreement and provided that United States Trust Company of New York shall be entitled to rely without independent investigation on information and calculations provided to it by the Lessee). The obligation of the Trustee to make payments hereunder shall be solely from the Trust Estate, and nothing contained herein shall be deemed to impose obligations on the Trustee other than those expressly set forth in the Agreements, the Notes and the Basic Agreements.

     10.2. Successor Trustee. You hereby agree that if a successor trustee is appointed in accordance with the terms of the Trust Agreement, such successor trustee shall, without further act, succeed to all the rights, duties, immunities and obligations of the trustee hereunder and the predecessor trustee shall be released from all further duties and obligations hereunder, all without in any way altering the terms of this Agreement. The Trustee under the Trust Agreement or any successor trustee thereunder may from time to time appoint one or more co-trustees or separate trustees pursuant to the terms of the Trust Agreement to exercise or hold any or all of the rights, powers and title of the Trustee hereunder, without in any way altering the terms of this Agreement. One such appointment and designation of a successor trustee, co-trustee or separate trustee shall not exhaust the right to appoint further successor trustees, co-trustees or separate trustees pursuant to the Trust Agreement, and such right may be exercised repeatedly so long as this Agreement shall be in effect. At least one trustee shall at all times be (a) a corporation in good standing and organized and doing business under the laws of any state of the United States of America, or (b) a bank or trust company in good standing and organized and doing business under the laws of the United States of America or any state thereof, which, in the case of (a) and
(b), has its principal office in the City of Boston or the Borough of Manhattan, and total assets of at least $500,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Trustee hereunder upon reasonable or customary terms, and which is a corporation authorized under the laws of its jurisdiction of incorporation to exercise corporate trust powers and is subject to supervision or examination by Federal or state authority.

     10.3. Representations; Covenants. The representations, warranties and covenants of the Trust contained in Sections 3 and 8 hereof are made solely by the Trust and not by United States Trust Company of New York in its individual capacity and certain of said representations and warranties are made solely in reliance upon the representations of the Lessee contained or to be contained in the certificate of the Lessee referred to in
Section 4.2(b)(ii) hereof or in other certificates of the Lessee, copies of which have heretofore been furnished to you.

11.  INTERPRETATION OF THIS AGREEMENT.

     11.1. Terms Defined. Unless the context otherwise specifies or requires, each term defined in this Section 11.1 shall, when used in this Agreement, have the meaning indicated. To the extent that certain of the terms defined in this Agreement are defined by cross-reference to documents which may not be in full force and effect during the entire term of this Agreement, and subject to the provisions of Section 7.2 hereof, the definitions contained in such documents shall be and remain effective for purposes of implementing this Agreement during the term of this Agreement.

     Agreement or Agreements - See Section 2.2 hereof. The term "Agreements" shall include, in addition to the original agreements pursuant to which the Notes are issued, every other instrument which the Trust and the holders of the Notes execute at any time which shall amend the original agreements, and the words "hereof", "hereunder", "herein" and other like expressions refer to the original agreements as so amended as a whole and not to any particular Section or subsection thereof.

     Assignment - shall mean the assignment of a Nuclear Fuel
Contract pursuant to Section 4 of the Lease Agreement

     Bank - shall Mean Union Bank of Switzerland, New York
Branch..

     Basic Agreements - collectively, the Assignments, the Lessee's Letter Agreements, the Lessee's Consent, the Lease Agreement, the Security Agreement, and the Trust Agreement, and shall include the exhibits, schedules and annexes attached to each of the foregoing.

     Beneficiary - See the introductory paragraph hereof.

     Business Day - any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

     Calendar Quarter - a calendar quarter ending on the last day of any March, June, September or December.

     Called Principal - See Section 6.2 hereof.

     Closing - See Section 2.3 hereof.

     Collateral - all property or rights referred to in Section 2 of the Security Agreement in which a security interest is granted to the Collateral Agent, as pledgee for the ratable benefit of the Secured Parties, pursuant to the Security Agreement.

     Collateral Agent - shall have the meaning specified in the Security Agreement.

     Collateral Account - shall have the meaning specified in
Section 3.1 of the Security Agreement.

     Commercial Paper Account - shall have the meaning specified in Section 1.01 of the Credit Agreement as in effect on the date hereof.

     CP Notes - Promissory notes of the Trust sold or to be sold in the commercial paper market and described as "A Notes" in
Section 1.01 of the Credit Agreement as in effect on the date hereof.

     Credit Agreement - the Credit Agreement dated as of December
22, 1988, as amended by Amendment dated September 24, 1996, between the Trust and the Bank, and as modified, supplemented, amended or extended from time to time.

     Daily Lease Charge - shall have the meaning set forth in
Section 1 of the Lease Agreement.

     Dealer Agreement - the Dealer or Placement Agency Agreement dated as of December 22, 1988 between the Trust and Merrill Lynch
Money Markets, Inc., as the same may be modified, supplemented or amended from time to time.

     Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     Depositary Agreement - the Depositary Agreement dated as of
December 22, 1988 between the Trust and The Chase Manhattan Bank,
N.A. (as successor Depository), as the same may be modified, supplemented or amended from time to time.

     Discounted Value - shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective due dates to the Redemption Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

     Event of Default - See Section 9.1 hereof.

     IT Notes - all intermediate term secured promissory notes of the Trust (including the Notes) which comply with the provisions of Section 8.10 hereof.

     IT Note Agreements - collectively, the agreements between the Trust and one or more lenders pursuant to which such lenders have purchased or agreed to purchase any of the IT Notes.

     Lease Agreement - the Fuel Lease dated as of December 22, 1988 between the Trust and Entergy Arkansas, Inc., (formerly Arkansas Power & Light Company), as the same may be modified, supplemented or amended from time to time in accordance with
Section 7.2 hereof.

     Lessee - See the introductory paragraph hereof.

     Lessee's Consent - shall have the meaning specified in
Section 33 of the Lease Agreement.

     Lessee's Letter Agreement - see Section 4.2(e) hereof.

     Lien - any mortgage, pledge, lien, security interest, title retention, charge or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to execute and deliver any financing statement under the Uniform Commercial Code of any jurisdiction).

     Loan Notes - the promissory notes issued by the Trust to evidence loans made by the Bank under the Credit Agreement and described as "B Notes" in Section 1.01 of the Credit Agreement as in effect on the date hereof.

     Noteholder or holder of any Note - the Person in whose name the Note is registered.

     Notes - See Section 2.1 hereof.

     Nuclear Fuel - shall have the meaning specified in Section 1 of the Lease Agreement.

     Nuclear Fuel Contract - shall have the meaning specified in
Section 1 of the Lease Agreement.

     Outstandings - shall have the meaning specified in Section
1.01 of the Credit Agreement as in effect on the date hereof.

     Person - An individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     Property - Any interest in any kind of property or asset whether real, personal or mixed, or tangible or intangible.

     Purchaser - See Section 2.1 hereof.

     Redemption Date - See Section 6.3 hereof.

     Registrar - The Chase Manhattan Bank, N.A. or such other registrar and paying agent (being a commercial bank or trust company authorized to conduct business in the State of New York and having combined capital and surplus of not less than $25,000,000) as the Trust may appoint to act as registrar and paying agent in respect of the Notes. The Trust shall give written notice to each Noteholder of the appointment of any successor Registrar.

     Reinvestment Yield - shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Redemption Date with respect to such Called Principal, on Bloomberg page PX3 or PX4 (or such other display as may replace Bloomberg page PX3 or PX4) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Redemption Date, or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Redemption Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Redemption Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

     Remaining Life - shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) which will elapse between the Redemption Date with respect to such Called Principal and December 15, 2000.

     Remaining Scheduled Payments - shall mean, with respect to the Called Principal of any Note, such Called Principal and any payments of interest thereon that would be due on or after the Redemption Date with respect to such Called Principal, if no payment of such Called Principal were made prior to its scheduled due date.

     Secured Parties - shall have the meaning specified in
Section 1.1 of the Security Agreement.

     Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     Security Agreement - the Security and Collateral Agency Agreement dated as of December 22, 1988, as amended, executed and delivered by the Trust in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as the same may be modified, supplemented or amended from time to time in accordance with Section 7.2 hereof.

     SLV - shall have the meaning specified in Section 1 of the Lease Agreement.

     Termination Settlement Date - shall have the meaning specified in Section 20(b) of the Lease Agreement.

     Trust - See the introductory paragraph hereof.

     Trust Agreement - See the introductory paragraph hereof.

     Trust Estate - shall have the meaning specified in Section 1 of the Trust Agreement.

     Trustee - See the introductory paragraph hereof.

     Trustor - See the introductory paragraph hereof.

     Yield-Maintenance Premium - shall mean, with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Redemption Date with respect to such Called Principal. The Yield-Maintenance Premium shall in no event be less than zero.

     11.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles at the time in effect on the date that this Agreement was executed, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     11.3. Counterparts; Reproduction of Documents. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the Closing of your purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Trust agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     11.4. Survival. All covenants, agreements, representations and warranties made by the Trust or the Lessee herein or in any certificate or other instrument delivered by them or on their behalf under this Agreement shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument executed and delivered by the Trust or the Lessee shall constitute warranties and representations by the Trust or the Lessee hereunder.

     11.5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of any of the Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

     11.6.       Amendment and Waiver.

          (1) Requirements. Any provision in the Agreements or in the Notes to the contrary notwithstanding, changes in or additions to the Agreements may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Trust shall obtain consent thereto in writing from the holder or holders of not less than 66 2/3% in principal amount of all Notes at the time outstanding; provided, however, that no such consent shall (i) reduce the amount of the principal of any of the Notes or change the amounts or dates of any payment or redemption of principal due upon any of the Notes or reduce the rate or extend the time of payment of interest or premium on any of the Notes, without the consent of the holder of each Note so affected or (ii) reduce the percentage of Noteholders required to approve any such amendment or effectuate any such waiver or amend the provisions of Sections 9.2(a) or 9.3 or this Section 11.6 hereof, without the consent of the holders of all of the Notes at the time outstanding. Any consent may be given subject to satisfaction of conditions stated therein. The Trust shall deliver copies of each such consent to any Noteholder who did not execute the same.

          (2) Solicitation of Noteholders. So long as any outstanding Notes are owned by you, the Trust will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Trust and shall be afforded the opportunity of considering the same and shall be supplied by the Trust with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 11.6 shall be delivered by the Trust to each Noteholder forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Trust will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

          (3) Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them and upon each future holder of any Note and upon the Trust whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     11.7. No Recourse. The Agreements, the Notes and any other document executed and delivered by the Trust in connection therewith are intended to be obligations of the Trust only, and all of the statements, representations, covenants and agreements made by the Trust contained therein are made and intended only for the purpose of binding the Trust and establishing the existence of rights and remedies provided for herein or therein which can be exercised and enforced against the Trust.
Therefore, anything contained in the Agreements, the Notes, or any other document to the contrary notwithstanding, no recourse may be made by any Noteholder against United States Trust Company of New York, as trustee or in its individual capacity, or any incorporator, shareholder (direct or indirect), affiliate, director, officer, employee or agent of United States Trust
Company of New York with respect to claims against the Trust arising under or relating to this Agreement. Nothing in this
Section 11.7 shall relieve the Trust from its obligations under the Agreements nor prevent recourse by any Noteholder against United States Trust Company of New York, as trustee or in its individual capacity with respect to claims arising out of its own willful misconduct or gross negligence as provided in Section
6.1(b) of the Trust Agreement, nor prevent recourse by any Noteholder against the Lessee in connection with the exercise or enforcement by any Noteholder of any rights or remedies under any of the Basic Agreements as provided therein.

     11.8. Choice of Law; Severability; etc. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

     11.9. Notices. Any notice, demand or other communication in connection with the Agreements shall be deemed to have been delivered if in writing (or in the form of telex or telecopy) addressed as provided below and actually delivered by mail, courier, telex or facsimile to the following addresses:

          (1) if to you, at your notice address shown in Exhibit A to this Agreement, marked for attention as there indicated, or at such other address as you may designate by notice in writing received by the Trustee; or

          (2) if to any other Noteholder, to such address as may be set forth in the register referred to in Section 5.2 hereof, such holder being empowered to change its address on the register by notice in writing received by the Registrar; or

          (3) if to the Trust, in care of United States Trust Company of New York, 114 West 47th Street, 15th Floor, New York, New York 10036, Attention: Corporate Trust Department, or at such other address as it may designate by notice received by you and all other holders of the Notes at the time outstanding; or

          (4) if to the Registrar, at The Chase Manhattan Bank, 1 Chase Manhattan Plaza, New York, New York 10081, or at such other address as the Trust or the Registrar may designate by notice in writing received by you and all other holders of Notes at the time outstanding; and

          (5) with copies in the case of each such notice, demand or other communication to the Lessee, at TCBY Tower, 425 West
     Capital Avenue, Little Rock, AR 72201, or at such other address as the Lessee may designate by notice in writing received by you and all other holders of Notes at the time outstanding.

     11.10. Entire Agreement; No Oral Change. This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto and together with the instruments and certificates to be delivered to you pursuant to this Agreement, constitute the entire agreement between you and the Trust with respect to the subject matter hereof, superseding all prior understandings and writings relating thereto, and may not be changed orally.

     11.11. Authorization of Collateral Agent. The Purchaser hereby authorizes the Collateral Agent and its successors to carry out its duties under and with respect to the Security Agreement and hereby agrees to accept and be bound by all of the provisions thereof including without limitation the provisions
(a) prohibiting the enforcement of the Security Agreement without the direction or consent of the Designated Holders (as that term is used in the Security Agreement), (b) limiting the duties of the Collateral Agent thereunder and exonerating it from certain liabilities, (c) permitting amendments to the Security Agreement and waivers and releases of Collateral thereunder and (d) providing that under certain circumstances the Purchaser shall be responsible for its pro rata share of expenses of the Collateral Agent as set forth in Section 6.8 of the Security Agreement.

If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Trustee whereupon this Agreement will become binding between us in accordance with its terms.

                              Very truly yours,

                              RIVER FUEL TRUST #1
                              By:  UNITED STATES TRUST COMPANY
                                   OF NEW YORK, as Trustee

                              By:
                                        Vice President

Accepted:

METROPOLITAN LIFE INSURANCE
COMPANY
By: /s/ james A. Wiviott                          Accepted:
      James A. Wiviott
      Director                     SUN LIFE ASSURANCE COMPANY
                                   OF CANADA
CONNECTICUT GENERAL LIFE           By: /s/ John N. Whelihan
INSURANCE COMPANY                        John N. Whelihan
By:  CIGNA Investments, Inc.       Vice President, U.S. Private Place-
By: /s/ Lawrence A. Drake          ments - for President
      Lawrence A.Drake             By: /s/ Jeffrey J. Skerry
      Managing Director                 Jeffrey J. Skerry
                                     Senior Associate Counsel -
CONNECTICUT GENERAL LIFE                  for Secretary
INSURANCE COMPANY, on behalf
of one or more separate accounts   SUN LIFE ASSURANCE COMPANY
By: /s/ Lawrence A. Drake           OF CANADA (U.S.)
     Lawrence A.Drake              By: /s/ John N. Whelihan
     Managing Director                  John H.Whelihan
                                   Vice President, U.S. Private Place-
NATIONWIDE LIFE INSURANCE            ments - for President
COMPANY                            By: /s/ Jeffrey J. Skerry
By: /s/ Edwin P. McCausland, Jr.         Jeffrey J. Skerry
      Edwin P. McCausland, Jr.     Senior Associate Counsel -
      Vice President - Fixed Income Securities     for Secretary

                                                       EXHIBIT A


                     SCHEDULE OF PURCHASERS

Name and Address              Registered          Principal Amounts of
  of Purchaser                     Number         Notes to be Purchased

Metropolitan Life Insurance        CR-001            $19,000,000
    Company
One Madison Avenue
New York, New York  10010

Purchaser's Tax ID:  13-5581829

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

               The Chase Manhattan Bank
               ABA #021000021
               33 East 23rd Street
               New York, New York  10010
               Metropolitan Life Insurance Company, Account No. 002-2-410591 With reference to PPN # 76824* AL 8

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.


(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

               Metropolitan Life Insurance Company
               Private Placements Unit
               334 Madison Avenue
               Convent Station, New Jersey  07961-0633
               Facsimile:  (973) 254-3050

          With a copy (other than confirmations of payments) to:

               Metropolitan Life Insurance Company
               One Madison Avenue
               New York, New York  10010-3690
               Attention:  Richard Clarke (Legal Department)
               Facsimile:  (212) 578-3916

                                                       EXHIBIT A
                     SCHEDULE OF PURCHASERS

Name and Address              Registered          Registered  Principal
of Purchaser                  Number              Name         Amount

Connecticut General Life      CR-002              CIG & Co.    $3,500,000
     Insurance Company
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, CT 06152-2307
Attention: Private Securities Division S-307

Purchaser's Tax ID:  13-3574027



(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

     Chase Manhattan Bank, N.A.
     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA#021000021

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

          CIG & Co.
          c/o CIGNA Investments, Inc.
          900 Cottage Grove Road
          Hartford, CT 06152-2309
          Attention:  Securities Processing S-309

          with a copy to:

          Chase Manhattan Bank, N.A.
          Private Placement Servicing
          P.O. Box 1508
          Bowling Green Station
          New York, New York 10081
          Attention:  CIGNA Private Placements
          FAX:  212-552-3107/1005

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

     CIG & Co.
     900 Cottage Grove Road
     Hartford, Connecticut 06152-2307
     Attention:  Private Securities Division S-307
     FAX:  860-726-7203

                                                        EXHIBIT A
                     SCHEDULE OF PURCHASERS

Name and Address              Registered         Registered      Principal
of Purchaser                  Number              Name            Amount

Connecticut General Life      CR-003              CIG & Co.     $3,500,000
     Insurance Company, on
     behalf of one or more
     separate accounts
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, CT 06152-2307
Attention: Private Securities Division S-307

Purchaser's Tax ID:  13-3574027



(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

     Chase Manhattan Bank, N.A.
     Chase NYC/CTR/
     BNF=CIGNA Private Placements/AC=9009001802
     ABA#021000021

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

          CIG & Co.
          c/o CIGNA Investments, Inc.
          900 Cottage Grove Road
          Hartford, CT 06152-2309
          Attention:  Securities Processing S-309

          with a copy to:

          Chase Manhattan Bank, N.A.
          Private Placement Servicing
          P.O. Box 1508
          Bowling Green Station
          New York, New York 10081
          Attention:  CIGNA Private Placements
          FAX:  212-552-3107/1005

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

     CIG & Co.
     900 Cottage Grove Road
     Hartford, Connecticut 06152-2307
     Attention:  Private Securities Division S-307
     FAX:  860-726-7203

                                                        EXHIBIT A
                     SCHEDULE OF PURCHASERS

Name and Address              Registered               Principal Amounts of
  of Purchaser                     Number              Notes to be Purchased

Nationwide Life Insurance          CR-003                  $7,000,000
     Company
One Nationwide Plaza (1-33-07)
Columbus, Ohio  43215-2220
Attention:  Corporate Fixed-Income Securities
Fax:  614-249-4553

Purchaser's Tax ID: 31-4156830

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

               The Bank of New York
               ABA #021-000-018
               BNF:  IOC566
               F/A/O Nationwide Life Insurance Company
               Attn:  P&I Department

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

               Nationwide Life Insurance Company
               c/o The Bank of New York
               P.O. Box 19266
               Attn:  P&I Department
               Newark, NJ  07195

     with a copy to:
               Nationwide Life Insurance Company
               One Nationwide Plaza  (1-32-05)
               Columbus, Ohio  43215-2220
               Attention:  Investment Accounting
               Fax:  614-249-6286

                                                        EXHIBIT A

                     SCHEDULE OF PURCHASERS

Name and Address              Registered               Principal Amounts of
  of Purchaser                     Number              Notes to be Purchased

Sun Life Assurance Company    CR-004                   $1,000,000
     of Canada                CR-005                      500,000
One Sun Life Executive Park
Wellesley Hills, MA  02181
Attention:  Investment Department/
           Private Placements, SC 1303

Purchaser"s Tax ID:  38-1082080

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

               Bank of New York
               City\CTR\BBK
               ABA #021-000-018
               IOC 566
               RE:  Sun Life of Canada #350471

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

               Three Sun Life Executive Park
               Wellesley Hills, MA  02181
               Attention:  Manager, Securities Accounting, SC
3327

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

               One Sun Life Executive Park
               Wellesley Hills, MA  02181
               Attention:  Investment Department/
                          Private Placements, SC 1303

                                                        EXHIBIT A

                     SCHEDULE OF PURCHASERS

Name and Address              Registered               Principal Amounts of
  of Purchaser                     Number              Notes to be Purchased

Sun Life Assurance Company    CR-006                   $5,500,000
     of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, MA 02181
Attention:  Investment Department/
           Private Placements, SC 1303

Purchaser's Tax ID:  04-2461439

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12 Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

     Federal Funds Wire Transfer to:

               Chase Manhattan Bank, N.A.
               ABA #021-000-021
               DDA #544-755102
               Account #1960
               RE:  Sun Life (U.S.) Regatta, G52681

     Contemporaneous with the above wire transfer, advice setting forth:

     (1) the full name, interest rate, maturity date and PPN of the Notes or other obligations;
     (2)  allocation of payment among principal, Yield-
          Maintenance Premium and interest and any special payment; and
     (3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

               Three Sun Life Executive Park
               Wellesley Hills, MA  02181
               Attention:  Manager, Securities Accounting, SC
3327

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

               One Sun Life Executive Park
               Wellesley Hills, MA  02181
               Attention:  Investment Department/
                          Private Placements, SC 1303

                                                  EXHIBIT B

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED
UNLESS REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM
THE REGISTRATION REQUIREMENTS OF SUCH ACT.


                       RIVER FUEL TRUST #1

         Intermediate Term Secured Note, 6.56% Series C

                      Due December 15, 2000

PPN 76824* AL8
                                                  New York, NY

CR- _____

$_____________
__________[Date]______

     RIVER FUEL TRUST #1 (the "Trust"), a trust formed pursuant to the Trust Agreement dated as of December 20, 1988 among United States Trust Company of New York, as trustee, the successor Trustor and the Beneficiary named therein, FOR VALUE RECEIVED, hereby promises to pay to ______________________________________
or registered assigns (hereinafter referred to as the "Payee") on December 15, 2000 the principal amount of _____________ Dollars ($_____________) or such part thereof as then remains unpaid and to pay interest on the unpaid balance of such principal amount from the date of this Note at the rate of 6.56% per annum, payable semiannually in arrears on the 15th day of June and December in each year, commencing on the June 15 or December 15 next succeeding the date hereof, until such principal amount shall be paid. The Trust further promises to pay to the Payee on demand a late charge of 1% of any principal (including any required redemption), Yield-Maintenance Premium, if any, and interest not paid when due, to cover the administrative costs of the Payee related to collecting and accounting for late payments, so far as the same may be legally enforceable. Interest shall be computed on the basis of a 360-day year and a 30-day month.

     Payments of principal and interest shall be made in lawful money of the United States of America by wire transfer or check mailed, as the Payee may direct the Trust in writing, to the office of the Payee, or at such other place in the United States of America as the Payee shall have designated to the Trust in writing.

     This Note is one of an issue of Intermediate Term Secured Notes, Series C, of the Trust originally issued in the aggregate principal amount of $40,000,000 pursuant to the provisions of separate but identical (except for the name of the Purchaser) Note Agreements dated as of December 19, 1997 between the Trust and the Purchasers named therein (hereinafter referred to as the "Agreements"). Each holder is entitled to the benefits of the Agreements and may enforce each of the agreements of the Trust as contained therein and may exercise each of the remedies provided thereby, or otherwise available in respect thereof, against the Trust, but neither this reference to the Agreements nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Trust to pay the principal amount hereof and interest and Yield-Maintenance Premium, if any, hereon as herein provided. As provided in the Agreements (i) this Note is subject to redemption, in whole or in part, and (ii) in case of an Event of Default, as defined in the Agreements, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreements. The Trust agrees to make required redemptions on account of this Note in accordance with the provisions of the Agreements.

     This Note is an IT Note referred to in the Security and Collateral Agency Agreement dated as of December 22, 1988, as amended, between the Trust and The Chase Manhattan Bank, as agent for the ratable benefit of the holder of this Note and the other Secured Parties named therein (as the same may be hereafter modified or amended, the "Security Agreement"). The holder of this Note is entitled to the benefits of the Collateral (as defined in the Security Agreement), and the rights of the holder hereof in the Collateral are subject to and governed by the provisions of the Security Agreement, and the holder hereof shall not have any rights with respect to the Collateral except to the extent and in the manner provided in the Security Agreement.

     As further provided in the Agreements, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor (except for the name of the holder) dated the date to which interest has been paid, or dated the date of this Note if no interest has theretofore been paid hereon, and in an aggregate principal amount equal to the unpaid principal amount of this Note will be issued to, and in the name of, the transferee or transferees. The Trust or the Registrar (as defined in the Agreements) may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Trust shall not be affected by any notice to the contrary.

     The Trust and all endorsers of this Note hereby waive presentment, demand, notice of nonpayment, protest and, except as provided in Section 9 of the Agreements, all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

     As more fully provided in the Agreements, the institution or person acting as trustee of the Trust shall not be personally liable to the holder hereof for any amounts payable under this Note and such holder shall look solely to the Trust Estate created by the Trust Agreement referred to above to satisfy the obligations created hereby.

     This Note is governed by and shall be construed in accordance with New York law.

                              RIVER FUEL TRUST #1

                              By:  UNITED STATES TRUST COMPANY
                                   OF NEW YORK, as Trustee



                              By:________________________________
                                   Title:

                                                        EXHIBIT C


                           CERTIFICATE
                               OF
                     ENTERGY ARKANSAS, INC.

     This Certificate is being delivered to the purchasers named in Exhibit A to each of the Note Agreements referred to below (the "Purchasers") by Entergy Arkansas, Inc. (the "Lessee"), pursuant to Section 4.2(b)(ii) of the separate Note Agreements, each dated as of December 19, 1997 (the "Note Agreements"), between River Fuel Trust #1, a trust formed pursuant to a Trust Agreement dated as of December 20, 1988, as amended, among United States Trust Company of New York, as trustee (the "Trustee"), The Chase Manhattan Bank, as successor trustor, and the Lessee, as beneficiary, and each of the Purchasers referred to therein, relating to the issue and sale of $40,000,000 in original aggregate principal amount of the Intermediate Term Secured Notes, 6.56% Series C due December 15, 2000 ("Series C Notes"). Terms defined in the Note Agreements or the Basic Agreements are used herein with the same meanings ascribed to them therein, unless otherwise defined herein.

     In connection with the purchase of the Notes pursuant to the Note Agreements, the Lessee DOES HEREBY REPRESENT AND CERTIFY, that:

     1. The Lessee acknowledges receipt of conformed counterparts of the Note Agreements and familiarity with the provisions, terms and conditions thereof.

     2. Since September 30, 1997, there has been no material adverse change in the Lessee's business or financial condition.

     3. The execution, delivery and performance, or the acceptance, as the case may be, by the Lessee of all Basic Agreements executed by it and of the Nuclear Fuel Contracts did not and will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality applicable to the Lessee and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above mentioned documents and instruments (provided that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective Manufacturers are concerned), except for (i) a general license to own Nuclear Fuel from the Nuclear Regulatory Commission (currently granted under 10 C.F.R. Sections 40.21 and 70.20),
(ii) a license to possess and use special nuclear material granted by the Nuclear Regulatory Commission, and (iii) Orders, dated December 20, 1988, July 7, 1989 and January 24, 1996, respectively, of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 as amended provided that no representation is given with respect to Federal, New York or Arkansas banking or trust laws or regulations or the securities or blue sky laws or regulations of any State.

     4. The representations and warranties of the Lessee contained in Section 2 of the Lease Agreement, and the information contained in the Private Placement Memorandum of Merrill Lynch & Co., dated November, 1997 are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof, and
(x) the amount of the Lessee's shareholder's equity has not declined below the amount shown on its balance sheet for the fiscal year ending December 31, 1996, and (y) the Lessee's income before extraordinary items, as shown on its income statement as at the end of the fiscal year immediately preceding the date hereof is a positive number.

     5. Each of the Basic Agreements to which the Lessee is a party is in full force and effect without amendment or modification, other than the Amendatory Agreement, dated
December 27, 1995 and the Amendment dated September 24, 1996 to the Credit Agreement.

     6. No Default or Event of Default under the Lease Agreement or event described in Section 20(a) of the Lease Agreement has occurred.

     7. As of the date hereof and immediately after giving effect to the sale of Series C Notes to which this Certificate relates, the aggregate SLV of the existing Nuclear Fuel plus any accrued Daily Lease Charges plus cash and equivalents in the Collateral Account equals or exceeds the sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes, as set forth in Annex A hereto. All of the existing Nuclear Fuel consists entirely of the fuel assemblies designated by the Lessee as batches N(14), 15(N), 16, 17, and 10(K), 11(L), 12(M), 13(N), 14(P), 15 at the Generating
Facility and all such Existing Nuclear Fuel is located at the Generating Facility. The SLV of the existing Nuclear Fuel located at the Generating Facility as of November 30, 1997, was $96,678,224.

     8. The Lessee has requested that the funds being made available to the Trust pursuant to the Note Agreements on the date hereof be applied first toward the payment of $25,000,000 aggregate principal amount of Series A Notes maturing on December 22, 1997 and accrued interest on said Series A Notes and the balance to be ultimately applied toward the purchase price of Nuclear Fuel in accordance with the directions of the Lessee.

     9. The Notes are not secured by any collateral other than the Collateral described in the Security Agreement, and the Notes are not guaranteed directly or indirectly by any Person nor are the Noteholders assured against loss or nonpayment in any manner other than as contemplated by the Security Agreement and the other Basic Agreements. The Note Agreements do not contain any provision, term or condition which is inconsistent with, or contrary to, the Security Agreement, or which would violate, or cause the Trust to be in violation of, the Credit Agreement or any other Basic Agreement and the Notes purchased and sold pursuant to the Note Agreements will constitute "IT Notes", as that term is defined in Section
11.1 of the Note Agreements.

     In Witness Whereof, the undersigned, a duly authorized officer, has signed this Certificate on behalf of the Lessee this 19th day of December, 1997.

                              Entergy Arkansas, Inc.


                              By:___________________________
                                   Title:

                      Annex A to Exhibit C


1.   Aggregate SLV of Nuclear Fuel as of 11/30/97              $ 96,678,224

2.   Estimated Amortization  from 12/1/97
      to 12/19/97                                              $ (2,543,666)

3.   Estimated Monthly Accrued Daily Lease Charges             $ 10,147,068

4.   Cash and Equivalents in Collateral Account                $ 39,820,000

5.   Total of (1) through (4)                                  $144,101,626

6.   Outstandings under Credit Agreement at 12/19/97           $ 38,882,000

7.   Aggregate principal amount of IT Notes as of 12/19/97
     (including the Series A, B and C Notes)                   $ 95,000,000

8.   Total of (6) plus (7)                                     $133,882,000

                                                        EXHIBIT D


                                               December    , 1997




To the Purchasers on Exhibit A
  to each of the Agreements
  referred to below

     Re:  River Fuel Trust #1,
          Intermediate Term Secured Notes,
          6.56% Series C, Due December 15, 2000

Gentlemen:

     Terms used herein shall have the same meanings ascribed to them in the Note Agreements dated as of December 19, 1997 between each of you and River Fuel Trust #1 (the "Agreements").

     So long as any of the Notes shall remain outstanding, the Lessee hereby agrees that:

     (A)  without your prior written consent,

          (1) it shall not obtain the release of Nuclear Fuel from the Lease Agreement pursuant to Section 10(b) thereof in an amount which, after giving effect to the use of the proceeds received by the Trust for the Nuclear Fuel, shall cause the sum of (i) the aggregate unpaid principal amount of all outstanding IT Notes, plus (ii) all Outstandings to exceed the aggregate SLV of the Nuclear Fuel plus accrued Daily Lease Charges plus cash and investments held by the Trust (such excess amount being hereinafter referred to as a "Collateral Deficiency"),

          (2) it shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or other, of the Lessee with any Person in order to induce such Person to extend credit to the Trust, unless (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) such covenant is contained in the Lease Agreement, and

          (3) it shall not provide to any Person in order to induce such Person to extend credit to the Trust, any collateral (other than the Collateral described in the Security Agreement) or any guarantee or other assurance against loss or non-payment, nor shall it cause the Trust to provide such additional collateral, guarantee or assurance (or consent to the provision thereof by the Trust) unless, in each case, all IT Notes shall have equally and ratably the benefit of such additional collateral, guarantee or assurance,


     (B) within 24 months following the occurrence of an event set forth in Sections 18 or 19 of the Lease Agreement, it shall effect the Restoration (as defined in the Lease Agreement) of the Nuclear Fuel which is subject to such event if the occurrence of such event would cause a Collateral Deficiency to exist;


     (C) it shall transmit to each Noteholder copies of Entergy Corporation's Annual Reports on Form 10-K, its Annual Reports to shareholders, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and such other financial information as may be publicly available and as such Noteholder may reasonably request; and

     (D) pursuant to Sections 13(b) and 33 of the Lease Agreement, it shall give written instructions to the Trust to file or to cause to be filed all continuation statements required under the Uniform Commercial Code, as from time to time in effect in each applicable jurisdiction, with respect to the liens and security interests granted under the Security Agreement in order to maintain, protect, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first priority security interest therein, and it shall cause the Trust to give evidence to each Noteholder of the due recordation of such continuation statements prior to the date for the timely recordation of such continuation statements.

                              Very truly yours,

                              ENTERGY ARKANSAS, INC.


                              By:__________________________________
                                   Title: